Exhibit 10.3

The Smart Timing ChoiceTM

October 21, 2014

Subject: New Terms of Employment

Dear Rajesh,

As we have announced, a transaction is pending (the “Transaction”) whereby SiTime Corporation (the “Company”) will be acquired by MegaChips Corporation (“MegaChips”), and the Company will become a wholly owned subsidiary of MegaChips. In connection with the Transaction, you will remain an employee of the Company, subject to the revised terms and conditions of employment set forth below. These terms and conditions are subject to the Transaction closing. In the event the Transaction does not close, your employment with the Company will continue unchanged and the terms and conditions set forth herein will become null and void.

Following the Transaction, you will remain employed in your current position of Chief Executive Officer. You will also serve as Officer, MEMS business for MegaChips. You will report to me, the CEO of MegaChips, Akira Takata, and your work location will remain the same. Of course, the Company may change your position, duties, and work location from time to time at its discretion, subject to the remaining terms and conditions herein.

Following the Transaction, your salary will be $425,000 per year, less payroll deductions and withholdings, payable semi-monthly. Following the Transaction, you will continue to be eligible to participate in the Company’s benefit plans. As you know, the Company may change your compensation and benefits at any time in its sole discretion, subject to the remaining terms and conditions herein.

You will be eligible to participate in our Exemplary Performance Bonus Plan. Under this plan, you will be eligible to receive an annual bonus of up to $300,000, to be paid out on a quarterly basis during the month following the end of each quarter; provided, that you (1) meet your pre-determined MBO objectives and goals for the applicable quarter, and (2) are an employee in good standing on the applicable payment date. This plan will start in 2015.

Following the closing of the Transaction, subject to the approval of the Board of Directors of MegaChips (the “MegaChips Board”), you will be granted an option to purchase 70,000 shares of MegaChips common stock (the “MegaChips Option”). The MegaChips Option will be granted under the MegaChips Equity Plan (the “MegaChips Equity Plan”) and will be governed by and subject to the terms and conditions of the MegaChips Equity Plan and the applicable stock option grant notice and option agreement thereunder (“Option Documents”). Subject to applicable laws, the MegaChips Option will be subject to a one-year vesting schedule pursuant to which the shares subject to the MegaChips Option will vest in four (4) ( substantially equal installments on each three-month anniversary of the vesting commencement date, as set forth in your Option Documents, provided you are continuously employed with the Company and/or MegaChips on each applicable vesting date. Your Option shall remain outstanding and exercisable through December 31 2018, provided that, you keep MegaChips informed as to your then-current primary residence and you exercise the Option no later than December 31, 2018.

If the Company terminates your employment without Cause or you resign due to an Involuntary Termination, subject to (1) your execution (and non-revocation) of a release of claims in the form provided by the Company (the “Release”) within forty five (45) days following the date of your termination, plus the statutorily required seven-day revocation period (the “Release Period”), and (2) your continued compliance with your Proprietary Information and Invention Assignment Agreement and any other confidentiality or restrictive covenant agreement between you and the Company, you will be entitled to receive the following severance benefits:

•

The Company will make salary continuation payments to you in an amount equal to six (6) months of your monthly base salary as in effect on the date of your termination, plus one-half of your target bonus amount under the Exemplary Performance Bonus Plan as in effect on the date of your termination, payable in substantially equal installments in accordance with the Company’s normal payroll practices over the six (6) months following your termination, with the first installment commencing on the date on which the Release becomes irrevocable; provided, that if the Release Period spans two calendar years, the severance will commence to be paid in the second calendar year (and such first installment will include all installment payments that would otherwise have been paid prior to such date if this provision did not apply); and

•

If you were participating in the Company’s group health plans as of the date of your termination and you timely elect to continue your group health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will promptly reimburse you for the costs of the COBRA premiums for yourself and your eligible dependents from the date of your termination until the earliest to occur of: (a) the date which occurs one (1) year after your date of termination, (b) the expiration of your eligibility for continuation coverage under COBRA, and (c) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (the “COBRA Period”). Notwithstanding the foregoing, if at any time the Company

990 Almanor Avenue, Sunnyvale, CA 94085, USA   408.328.4400 (Main)   408.328.4439 (Fax)   www.sitime.com

The Smart Timing ChoiceTM

determines, in its sole discretion, that the reimbursement of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of reimbursing you for the COBRA premiums, the Company will instead pay you, on the first day of each month of the remainder of the COBRA Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings and deductions (such amount, the “Special Severance Payment”). Notwithstanding the foregoing, no payments or reimbursements under this section will be made prior to the date on which the Release becomes effective; provided, further, that if the Release Period spans two calendar years, no payments or reimbursements will be made until the second calendar year (and such payment will include any other payments that would otherwise have been paid prior to such date if this provision did not apply). If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Period, you must immediately notify the Company of such event, and all payments and obligations under this paragraph will cease; and

•	The Company will accelerate the vesting of the MegaChips Option such that all then-unvested shares subject to the MegaChips Option shall be deemed immediately vested and exercisable.

For purposes of this offer letter, “Cause” for your termination will exist at any time after the occurrence of one or more of the following events, in each case, as determined in good faith by the Company’s Board of Directors: (a) your willful failure substantially to perform your duties and responsibilities to the Company or your deliberate violation of any policy of the Company, which is not remedied (if remediable) within twenty (20) business days after written notice from the Board, which written notice shall state that failure to remedy such conduct may result in your termination for Cause; (b) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (c) your conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; (d) your willful breach of any of your obligations under any written agreement or covenant with the Company; or (e) your material breach of any material provision of the Proprietary Information and Invention Assignment Agreement, including without limitation, your theft or other misappropriation of any proprietary information of the Company.

For purposes of this offer letter, an “Involuntary Termination” means the occurrence, without your consent, of any of the following conditions: (a) a reduction of ten percent (10%) or more in your annual base salary, except as part of a general salary reduction applicable to all of the Company’s executive officers; (b) a material reduction or change in your job duties, responsibilities and requirements; or (c) your relocation to a facility or location more than fifty (50) miles from your principal place of employment as of the date of this offer letter; provided, that you provide written notice to the Company of the existence of any such condition within sixty (60) days of your knowledge of the initial existence of such condition and the Company fails to remedy such condition within thirty (30) days of receipt of such notice (the “Cure Period”); and provided, further, that you actually terminate your employment no later than thirty (30) days following the end of the Cure Period.

This offer letter is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding anything to the contrary herein, except to the extent any expenses, reimbursement or in-kind benefit provided pursuant to this offer letter does not constitute “deferred compensation” within the meaning of Section 409A of the Code, the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, the reimbursements for expenses for which you are entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

990 Almanor Avenue, Sunnyvale, CA 94085, USA   408.328.4400 (Main)   408.328.4439 (Fax)   www.sitime.com

The Smart Timing ChoiceTM

In 2016, you will be eligible for a profit sharing bonus, as follows:

•	If SiTime’s operating profit (“OP”) is greater than or equal to US$10,000,000, then you will be eligible for a profit sharing bonus equal to 10% of the OP.

•

If SiTime’s OP is between US$9,999,999 and US$7,000,001, then you will be eligible for a profit sharing bonus equal to (a) US$600,000, plus (b) an amount that is equal to the product obtained by multiplying (i) a fraction, the numerator of which is the OP minus US$7,000,000* and the denominator of which is US$3,000,000*, by (ii) US$400,000*.

•	If SiTime’s OP is equal to US$7,000,000, then you will be eligible for a profit sharing bonus equal to US$600,000.

•

If SiTime’s OP is between US$6,999,999 and US$5,000,001, then you will be eligible for a profit sharing bonus equal to (a) US$330,000, plus (b) an amount that is equal to the product obtained by multiplying (i) a fraction, the numerator of which is the OP minus US$5,000,000* and the denominator of which is US$2,000,000*, by (ii) US$270,000*.

•	If SiTime’s OP is equal to $5,000,000, then you will be eligible for a profit sharing bonus equal to $330,000

•	If SiTime’s OP is less than $5,000,000, then you will not be eligible for any profit sharing bonus.

In the above calculation, all target operating profit figures, the base bonus amounts described in the six bullet points above and other figures used in the formula and marked with an asterisk will be prorated on a daily basis should your employment be terminated without Cause or should you resign due to an Involuntary Termination.

Any profit sharing bonus shall be payable to you within thirty (30) days after the close of the fiscal year, less deductions and withholdings. In the event your employment ends for any reason during the 2016 fiscal year (except for a termination by the Company for Cause (as defined above)), you will remain eligible for a pro-rated profit sharing bonus, based on SiTime’s OP at the time of separation, payable within thirty (30) days after separation, less deductions and withholdings.

Following the Transaction, you will be expected to continue to abide by the Company’s rules and policies, including the Proprietary Information and Invention Assignment Agreement.

Your employment will remain at-will. As such, your employment may be terminated at any time, with or without prior notice or cause, by you or the Company. The Company agrees, however, that regardless of your employment status, you will remain in an advisory capacity to provide advisory services of not more than 10 hours each month through December 2018.

To accept this offer of employment with the Company, please review, complete, sign and return a copy of this offer letter.

We are excited about the opportunity to have you join the MegaChips group!

Sincerely,

/s/ Akira Takata
Akira Takata Chief Executive Officer, MegaChips Corporation

I have read and accept the above amended terms of employment.

/s/ Rajesh Vashist	Nov 1, 2014
Rajesh Vashist	Date

990 Almanor Avenue, Sunnyvale, CA 94085, USA   408.328.4400 (Main)   408.328.4439 (Fax)   www.sitime.com